Exhibit 99.1

FOR IMMEDIATE RELEASE

January 13, 2009

RathGibson Announces Michael Schwartz as new Chief Executive Officer

LINCOLNSHIRE, IL – RathGibson, a leading global manufacturer of welded, welded and drawn, and seamless stainless steel, nickel, and titanium tubing, has appointed Michael Schwartz to the position of Chief Executive Officer (CEO).

Mr. Schwartz joined RathGibson in April 2008 as the President and Chief Operating Officer (COO).  He assumed the position of interim CEO in August 2008.  Before joining RathGibson, Mr. Schwartz served as President and Chief Executive Officer of Airoom, Inc.  In addition, he brings over 15 years of progressively responsible experience with companies within Lennox International Inc., including President and COO for Heatcraft Worldwide Refrigeration, Lennox North American Distributed Products, and Armstrong Air, Vice-President for Heatcraft Commercial Products, and Sales and Marketing Director for the Heatcraft Heat Transfer Group.

“The Board of Directors is delighted to announce Mike’s appointment as CEO,” said John Janitz, Chairman of the Board of Directors – RathGibson.  “Mike’s leadership effectiveness as demonstrated in his President and interim CEO capacities, along with his knowledge, experience, and outstanding track record of success, make him the clear choice for the current and long-term leadership needs of RathGibson.”

Mr. Schwartz’s appointment as CEO is effective immediately.  He has also been named to the Board of Directors.  “I look forward to keeping RathGibson a strong and viable company through these troubling economic times,” said Mr. Schwartz. “I also plan to improve our position as the leader in the global tubing market.”

RathGibson is a worldwide manufacturer of highly engineered stainless steel, nickel, and titanium tubing for diverse industries such as chemical, petrochemical, power generation, energy - oil and gas, food, beverage, pharmaceutical, biopharmaceutical, medical, biotechnology, and general commercial.

RathGibson’s corporate headquarters are located close to Chicago in Lincolnshire, Illinois.  Manufacturing locations include:  Janesville, Wisconsin, North Branch, New Jersey, Clarksville, Arkansas (Greenville Tube), and Marrero, Louisiana (Mid-South Control Line).  In addition to the sales offices in Janesville, North Branch, and Marrero, RathGibson has also strategically placed sales offices in Houston, TX; Shanghai, China; Manama, Bahrain; Knoxfield, Australia; Seoul, South Korea; Vienna, Austria; Mumbai, India; and Singapore.

For more information about RathGibson, Greenville Tube, and Mid-South Control Line products, please visit www.RathGibson.com, www.GreenvilleTube.com, and www.ControlLine.com.

Corporate Headquarters:

475 Half Day Road

Suite 210

Lincolnshire, Illinois

60069 USA

Main: 847.276.2100

Fax: 847.276.2471

www.RathGibson.com